Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Wednesday, December 20, 2006

STAR BUFFET, INC. FILES FORM 10-Q
FOR THIRD QUARTER FY 2007

SCOTTSDALE, AZ – December 20, 2006 – Star Buffet, Inc. (Nasdaq: STRZ) today filed a Form 10-Q with the Securities and Exchange Commission for its third quarter of fiscal 2007 ending November 6, 2006.  Following are the highlights:

Star Buffet, Inc. had revenues of $12.2 million and net loss of $255,000, or $(0.08) per share on a diluted basis of 3,170,675 of shares outstanding for the twelve weeks ended November 6, 2006 and revenues of $44.6 million and net income of $727,000, or $0.23 per share on a diluted basis of 3,159,034 of shares outstanding for the forty weeks ended November 6, 2006.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of December 20, 2006, Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffets, six JB’s Family restaurants, five Whistle Junction restaurants, four BuddyFreddys restaurants, four K-BOB’S Steakhouses, two Holiday House Family restaurants, one Western Sizzlin restaurant, one JJ North’s Country Buffet, one Pecos Diamond Steakhouse and one Casa Bonita Mexican theme restaurant.

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